UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 10, 2014

SPARTAN MOTORS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Michigan (State or Other Jurisdiction of Incorporation)	0-13611 (Commission File No.)	38-2078923 (IRS Employer Identification No.)

1541 Reynolds Road, Charlotte, Michigan (Address of Principal Executive Offices)	48813 (Zip Code)

517-543-6400

(Registrant's Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Retirement of Principal Executive Officer.

On December 10, 2014, John E. Sztykiel, Chief Executive Officer, announced his decision to retire as President and Chief Executive Officer of Spartan Motors, Inc. (the “Company”) effective February 19, 2015. Mr. Sztykiel will continue to serve on the Company’s Board of Directors through the expiration of his current term at the Annual Meeting of Shareholders, expected to be held on May 20, 2015. Mr. Sztykiel has agreed to serve as a consultant from February 20, 2015 through August 31, 2016. As a consultant, Mr. Sztykiel’s work may include providing guidance on marketing and product development, attending trade shows and other work related to preserving and enhancing relationships with key customers, dealers and industry groups.

Mr. Sztykiel will receive his regular salary of $33,744 per month through February 19, 2015. Mr. Sztykiel will also receive a minimum cash bonus under the Company’s Executive Leadership Team Incentive Compensation framework of $150,000 for 2014 and $50,000 for 2015. As a consultant, Mr. Sztykiel will receive $33,744 per month during the term of his consulting agreement. Mr. Sztykiel will also receive continued health insurance coverage through the term of his consulting agreement, and will receive a lump sum payment of $43,200 for health care costs to be paid on August 31, 2016. The Company will also accelerate the vesting of Mr. Sztykiel’s outstanding unvested shares of restricted stock to February 18, 2015. Mr. Sztykiel will also be entitled to exercise any outstanding stock options or stock appreciation rights in accordance with their terms during the remaining term of the stock options or stock appreciation rights. Mr. Sztykiel has agreed to a covenant not-to-compete for a period of eighteen months from the termination of his employment, as well as other customary covenants concerning non-solicitation and non-disclosure of confidential information of the Company, and will receive a lump sum payment of $100,000 provided he complies with these covenants during the eighteen month term of his consulting agreement.

(c)	Appointment of Principal Executive Officer.

On December 10, 2014, the Company’s Board of Directors named Daryl M. Adams to serve as President and Chief Executive Officer of the Company, succeeding Mr. Sztykiel, beginning on February 19, 2015. Since August, 2014, Mr. Adams, age 52, has served as the Company’s Chief Operating Officer. From 2007 through July, 2014 Mr. Adams served as Chief Executive Officer of Midway Products Group, a privately held Tier One automotive supplier. Before joining Midway Products Group, he held a succession of management positions over a 17 year career with Lear Corporation, including senior leadership roles in Lear’s North American and European operations. Mr. Adams holds a Masters in Business Administration degree from Michigan State University and a Bachelor of Science degree in Industrial Management and Manufacturing from Lawrence Institute of Technology. The Company has not yet determined the compensatory arrangement with Mr. Adams in connection with this appointment. Any significant changes to Mr. Adams’ compensatory arrangement, once finalized, will be described in an amendment to this Current Report on Form 8-K.

(d)	Appointment of Director.

On December 10, 2014, the Company’s Board of Directors increased the membership of the current Board to eight members and appointed Daryl M. Adams to the Board. Mr. Adams will be a nominee for reelection at the Company’s annual meeting of shareholders to be held in 2015. As an employee of the Company, Mr. Adams will not receive additional compensation for his service on the Board of Directors.

A copy of the press release issued by the Company to announce the retirement of Mr. Sztykiel and the appointment of Mr. Adams is attached to this Current Report as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated December 11, 2014 announcing the retirement of John E. Sztykiel and appointment of Daryl M. Adams as Chief Executive Officer of Spartan Motors, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPARTAN MOTORS, INC.

Dated: December 11, 2014	/s/ Lori L. Wade
By: Lori L. Wade
Its: Chief Financial Officer

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